Exhibit 4.2

LEGACYTEXAS FINANCIAL GROUP, INC.

as Issuer

AND

U.S. BANK NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 23, 2015

5.50% Fixed-to-Floating Rate Subordinated Notes due December 1, 2025

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of November 23, 2015, is between LEGACYTEXAS FINANCIAL GROUP, INC., a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company has heretofore executed and delivered an Indenture dated as of November 23, 2015 (the “Base Indenture”) providing for the issuance from time to time by the Company of series of the Company’s Securities;

WHEREAS, Section 9.1(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the forms or terms of Securities of any series as permitted by Section 2.1 and Section 3.1 of the Base Indenture;

WHEREAS, pursuant to Section 3.1 of the Base Indenture, the Company desires to issue and sell $75,000,000 aggregate principal amount of a new series of Securities to be known as its 5.50% Fixed-to-Floating Rate Subordinated Notes due December 1, 2025 (the “Notes”), the form and terms of such Notes and the terms, provisions and conditions thereof to be set forth as provided in this First Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture and all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms and the terms of the Base Indenture, and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid, binding and enforceable obligations of the Company and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01         Relation to Base Indenture.  This First Supplemental Indenture constitutes an integral part of the Base Indenture.

Section 1.02         Definition of Terms.  For all purposes of this First Supplemental Indenture:

(a)           Capitalized terms used herein without definition shall have the meanings set forth in the Base Indenture;

(b)           a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation;

(e)           unless otherwise specified or unless the context requires otherwise, (i) all references in this First Supplemental Indenture to Sections refer to the corresponding Sections of this First Supplemental Indenture and (ii) the terms “herein”, “hereof”, “hereunder” and any other word of similar import refer to this First Supplemental Indenture; and

(f)            the following terms have the meanings given to them in this Section 1.02(f):

“Business Day” shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in New York City, New York or Dallas, Texas are authorized or obligated by law, regulation or executive order to be closed or a day in which the office of the Trustee is closed for business and, with respect to LIBOR determinations, any day on which dealings in deposits in U.S. dollars are conducted between financial institutions in the London Interbank Eurocurrency market.

“DTC” shall have the meaning set forth in Section 2.03 herein.

“Event of Default” shall have the meaning set forth in Section 5.1 of the Base Indenture, as amended by Article 5 herein.

“Fixed Rate Interest Payment Date” shall have the meaning set forth in Section 2.05(b) herein.

“Fixed Rate Period” shall have the meaning set forth in Section 2.05(b) herein.

“Floating Rate Interest Payment Date” shall have the meaning set forth in Section 2.05(c) herein.

“Floating Rate Period” shall have the meaning set forth in Section 2.05(c) herein.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Global Note” shall have the meaning set forth in Section 2.04 herein.

“Interest Payment Date” shall have the meaning set forth in Section 2.05(c) herein.

“LIBOR” shall mean the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company.

“Maturity Date” shall have the meaning set forth in Section 2.02 herein.

“Ranking junior to the Notes”, when used with respect to any obligation of the Company, shall mean any obligation of the Company which (a) ranks junior to and not equally with or prior to the Notes (or any other obligations of the Company ranking on a parity with the Notes) in right of payment upon the happening of any event of the kind specified in the first sentence of the second paragraph of Section 4.01 or (b) is specifically designated as ranking junior to the Notes by express provision in the instrument creating or evidencing such obligation. The securing of any obligations of the Company, which obligations otherwise have a ranking junior to the Notes, shall be deemed to prevent such obligations from constituting obligations ranking junior to the Notes.  For the avoidance of doubt, any junior subordinated debt securities issued or assumed by the Company shall be deemed securities ranking junior to the Notes other than any such securities issued after the date hereof that by their terms expressly rank on a parity with the Notes.

“Ranking on a parity with the Notes”, when used with respect to any obligation of the Company, shall mean any obligation of the Company which (a) ranks equally with and not prior to the Notes in right of payment upon the happening of any event of the kind specified in the first sentence of the second paragraph of Section 4.01 or (b) is specifically designated as ranking on a parity with the Notes by express provision in the instrument creating or evidencing such obligation. The securing of any obligations of the Company, which obligations otherwise have a ranking on a parity with the Notes, shall not be deemed to prevent such obligations from constituting obligations ranking on a parity with the Notes.

“Senior Debt” shall mean all of the Company’s:

(a) indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

(b) obligations under letters of credit;

(c) indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates;

(d) obligations to its general creditors (as defined for purposes of the capital adequacy regulations of the FRB applicable to the Company, as the same may be amended or modified from time to time); and

(e) guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the immediately preceding clauses (a), (b), (c) and (d), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States, in each case whether outstanding on the date of this First Supplemental Indenture or arising thereafter, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes.

Notwithstanding the foregoing, and for the avoidance of doubt, if the FRB (or other successor regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term ‘‘general creditors’’ as used herein shall have the meaning as described in that rule or interpretation.

“Tax Event” shall mean the receipt by the Company of an opinion of independent tax counsel to the effect that as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations of the United States or any political subdivision or taxing authority, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of the issuance of the Notes, there is more than an insubstantial risk that the interest payable on the Notes is not, or within 90 days of receipt of such opinion, will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Tier 2 Capital Event,” shall mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of:

(a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or

(b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of this First Supplemental Indenture, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 Capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the FRB (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company.

The terms “Company,” “Trustee,” “Base Indenture,” and “Notes” shall have the respective meanings set forth in the recitals to this First Supplemental Indenture and the paragraph preceding such recitals.

ARTICLE 2
GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 2.01         Designation and Principal Amount.  The Notes may be issued from time to time upon written order of the Company for the authentication and delivery of Notes pursuant to Section 3.3 of the Base Indenture.  There is hereby authorized a series of Securities designated as the 5.50% Fixed-to-Floating Rate Subordinated Notes due December 1, 2025 having an initial aggregate principal amount of $75,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.4, 3.5, 3.6 or 9.6 of the Base Indenture and except for Notes which, pursuant to Section 3.3 of the Base Indenture are deemed to never have been authenticated and delivered under the Base Indenture).

Section 2.02         Maturity.  The date upon which the Notes shall become due and payable at final maturity, together with any accrued and unpaid interest, is December 1, 2025 (the “Maturity Date”).

Section 2.03         Form, Payment and Appointment.  Except as provided in the last three paragraphs of Section 3.5 of the Base Indenture, the Notes will be issued only in book-entry form.  Principal of and interest on the Notes will be payable in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the Holder of such Global Note (as hereafter defined).  The principal of any certificated Notes will be payable at the office or agency of the Company maintained for such purpose in Dallas, Texas, which shall initially be the principal office of the Trustee in Dallas, Texas; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security Register or by wire transfer to an account appropriately designated by the Person entitled to payment; provided that the Paying Agent shall have received written notice of such account designation at least five Business Days prior to the date of such payment (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

The Security Registrar, Authenticating Agent and Paying Agent for the Notes shall initially be the Trustee.

The Notes will be issuable and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000.  The specified currency of the Notes shall be U.S. Dollars.

Section 2.04         Global Note.  The Notes shall be issued initially in the form of one or more fully registered global notes (each such global note, a “Global Note”) deposited with DTC or its designated custodian or such other Depositary as any officer of the Company may from time to time designate.  Unless and until a Global Note is exchanged for Notes in certificated form, such Global Note may be transferred, in whole but not in part, and any payments on the Notes shall be made, only to DTC or a nominee of DTC, or to a successor Depositary selected or approved by the Company or to a nominee of such successor Depositary.

Section 2.05         Interest.  (a)  Interest payable on any Interest Payment Date or the Maturity Date with respect to the Notes shall be the amount of interest accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of November 23, 2015, if no interest has been paid or duly provided for with respect to the Notes) to, but excluding, such Interest Payment Date or Maturity Date as the case may be.

(b)           The Notes will bear interest at a fixed rate of 5.50% per annum from and including November 23, 2015 to but excluding December 1, 2020 (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2016 (each such date a “Fixed Rate Interest Payment Date”). The interest accrued during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on May 15 and November 15 (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date.

(c)           The Notes will bear a floating interest rate from and including December 1, 2020 to but excluding the Maturity Date or earlier redemption (the “Floating Rate Period”).  The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus 389 basis points.  Interest accrued on the Notes during the Floating Rate Period will be payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each such date, a “Floating Rate Interest Payment Date,” and together with a Fixed Rate Interest Payment Date, an “Interest Payment Date”). The interest accrued during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the February 15, May 15, August 15, and November 15 (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date.

(d)           Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months during the Fixed Rate Period, and, thereafter, a 360-day year and the number of days actually elapsed.  In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

(e)           In the event that the Maturity Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date).  Interest due on the Maturity Date (whether or not an Interest Payment Date) of any Notes will be paid to the Person to whom principal of such Notes is payable.

Section 2.06         No Sinking Fund.  The Notes are not entitled to the benefit of any sinking fund.

Section 2.07         Defeasance.  Article 13.2 and 13.3 of the Base Indenture shall be applicable to the Notes.

ARTICLE 3
REDEMPTION

Section 3.01         Applicability of Article.  (a)  The Company may, at its option, beginning with the Interest Payment Date of December 1, 2020, but not prior thereto, and on any Interest Payment Date thereafter, redeem the Notes, in whole or in part, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

(b)           The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may also, at its option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of (i) a Tax Event, (ii) a Tier 2 Capital Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

(c)           The Notes will not be redeemable at the option of the Company except as set forth in this Article 3.  Notice of redemption shall be given in accordance with Article XI of the Base Indenture.  Any partial redemption of the Notes will be made pro rata among all of the Holders of the Notes.  Notice of redemption of the Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company; provided, however, that the Company shall have delivered to the Trustee, at least five Business Days prior to the giving of notice of redemption, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in Article XI of the Base Indenture.  Any notice of redemption may be conditional at the Company’s discretion on one or more conditions precedent, and, the redemption date may be delayed until such time as any or all of such conditions have been satisfied.

(d)           The Notes are not subject to repayment at the option of the Holders of the Notes.

ARTICLE 4
SUBORDINATION

Section 4.01         Notes Subordinate to Senior Debt.  The Company covenants and agrees that anything herein or the Notes to the contrary notwithstanding, the indebtedness evidenced by the Notes is subordinate and junior in right of payment to all Senior Debt to the extent provided herein, and each Holder of Notes, by such Holder’s acceptance of such Notes, likewise covenants and agrees to the subordination provided for in this Article 4 and shall be bound by the provisions herein. Senior Debt shall continue to be Senior Debt and entitled to the benefits of these subordination provisions irrespective of any amendment, modification, or waiver of any term of the Senior Debt or extension or renewal of the Senior Debt.

In the event of:

(a)           any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to the Company or its property,

(b)           any proceeding for the liquidation, dissolution, or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings,

(c)           any assignment by the Company for the benefit of creditors, or

(d)           any other marshalling of the assets of the Company,

all Senior Debt (including any interest on such Senior Debt accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities, or other property, shall be made to any Holder of the Notes on account of the principal or interest on such Notes. Any payment or distribution, whether in cash, securities, or other property (other than securities of the Company or any other Person provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect of such Senior Debt under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of the Notes shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest on such Senior Debt accruing after the commencement of any such proceedings) shall have been paid in full. In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt, the Holders of the Notes, together with the holders of any obligations of the Company ranking on a parity with the Notes, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest on the Notes and such other obligations before any payment or other distribution, whether in cash, property, or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to the Notes and such other obligations.

In the event that, notwithstanding the foregoing, any payment or distribution of any character or any security, whether in cash, securities, or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Notes, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect of such Senior Debt under any such plan of reorganization or readjustment), shall be received by the Trustee or any Holder in contravention of any of the terms herein such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all Senior Debt remaining unpaid, to the extent necessary to pay all such Senior Debt in full. In the event of the failure of the Trustee or any Holder of the

Notes to endorse or assign any such payment, distribution, or security, each holder of Senior Debt is irrevocably authorized to endorse or assign the same.

No present or future holder of any Senior Debt shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by the Notes by any act or failure to act on the part of the Company. Nothing contained herein shall impair, as between the Company and the Holders of the Notes, the obligation of the Company to pay to such Holders the principal of (and premium, if any) and interest on such Notes or prevent the Trustee or the Holder from exercising all rights, powers and remedies otherwise permitted by applicable law or under this First Supplemental Indenture upon a default or Event of Default, all subject to the rights of the holders of the Senior Debt to receive cash, securities, or other property otherwise payable or deliverable to the Holders.

Senior Debt shall not be deemed to have been paid in full unless the holders shall have received cash, securities, or other property equal to the amount of such Senior Debt then outstanding. Upon the payment in full of all Senior Debt, the Holders of the Notes shall be subrogated to all rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the indebtedness evidenced by the Notes shall have been paid in full, and such payments or distributions received by such Holders, by reason of such subrogation, of cash, securities, or other property which otherwise would be paid or distributed to the holders of Senior Debt shall, as between the Company and its creditors other than the holders of Senior Debt, on the one hand, and such Holders, on the other hand, be deemed to be a payment by the Company on account of Senior Debt, and not on account of the Notes.

The Trustee and Holders will take such action (including, without limitation, the delivery of this First Supplemental Indenture to an agent for the holders of Senior Debt or consent to the filing of a financing statement with respect to this First Supplemental Indenture) as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Debt at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.

The provisions of this Section 4.01 shall not impair any rights, interests, remedies, or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions herein.

Section 4.02         No Payment When Senior Debt in Default. In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the Trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or (b) in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment (including any payment which may be payable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes) shall be made by the Company on account of the principal of or any premium or interest on the Notes or on account of the purchase or other acquisition of Notes.

In the event that, notwithstanding the foregoing, the Company shall make any payment to the Trustee or the Holder of any Security prohibited by the foregoing provisions of this Section 4.02 and if such fact shall, at or prior to the time of such payment, have been made known to a Responsible Officer of the Trustee or, as the case may be, such Holder, then and in such event such payment shall be paid over and delivered to the Company.

Section 4.03         Trustee and Holders of Notes May Rely on Certificate of Liquidating Agent; Trustee May Require Further Evidence as to Ownership of Senior Debt; Trustee Not Fiduciary to Holders of Senior Debt.  Upon any payment or distribution of assets of the Company referred to in this Article 4, the Trustee and the Holders shall be entitled to rely upon an order or decree made by any court of competent jurisdiction in which such dissolution or winding up or liquidation or reorganization or arrangement proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount of or payable on and the amount or amounts paid or distributed on such Senior Debt or other indebtedness, and all other facts pertinent to such Senior Debt or other indebtedness or to this Article 4. In the absence of any such bankruptcy trustee, receiver, assignee, or other Person, the Trustee shall be entitled to rely upon a written notice by a Person representing himself or herself to be a holder of Senior Debt (or a trustee or representative on behalf of such holder) as evidence that such Person is a holder of such Senior Debt (or is such a trustee or representative). In the event that the Trustee determines, in good faith, that further evidence is required with respect to the right of any Person as a holder of Senior Debt to participate in any payments or distributions pursuant to this Article 4, the Trustee may request such person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Debt held by such Person, as to the extent to which such Person is entitled to participate in such payment or distribution, and as to other facts pertinent to the rights of such Person under this Article 4, and if such evidence is not furnished, the Trustee may offer any payment to such Person pending judicial determination as to the right of such Person to receive payment. The Trustee, however, shall not be deemed to owe any fiduciary duty to the holders of Senior Debt.

Section 4.04         Payment Permitted If No Default.  Nothing contained in this Article 4 or elsewhere herein, or the Notes, shall prevent (a) the Company at any time, except during the pendency of any dissolution, winding up, liquidation, or reorganization proceedings referred to in Section 4.01 or under the conditions specified in Section 4.02, from making payments of the principal of (or premium, if any) or interest on the Notes or (b) the application by the Trustee or any Paying Agent of any moneys deposited with it hereunder to payments of the principal of or interest on the Notes, if, at the time of such deposit, the Trustee or such Paying Agent, as the case may be, did not have the written notice provided for in Section 4.05 of any event prohibiting the making of such deposit, or if, at the time of such deposit (whether or not in trust) by the Company with the Trustee or any Paying Agent (other than the Company) such payment would not have been prohibited by the provisions of this Article, and the Trustee or any Paying Agent shall not be affected by any notice to the contrary received by it on or after such date.

Section 4.05         Trustee Not Charged with Knowledge of Prohibition.  Anything in this Article 4 or elsewhere contained herein to the contrary notwithstanding, the Trustee shall not at any time be charged with knowledge of the existence of any facts which would prohibit the making of any payment of money to or by the Trustee and shall be entitled conclusively to assume that no such facts exist and that no event specified in Section 4.01 or Section 4.02 has happened, until the Trustee shall have received an Officers’ Certificate at least 3 Business Days prior to the date on which any payment should be made, to that effect or notice in writing to that effect signed by or on behalf of the holder or holders, or their representatives, of Senior Debt who shall have been certified by the Company or otherwise established to the reasonable satisfaction of the Trustee to be such holder or holders or representatives or from any trustee under any indenture pursuant to which such Senior Debt shall be outstanding. The Company shall give prompt written notice to the Trustee and to the Paying Agent of any facts which would prohibit the payment of money to or by the Trustee or any Paying Agent.

Section 4.06         Trustee to Effectuate Subordination.  Each Holder of the Notes by such Holder’s acceptance authorizes and directs the Trustee in such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as between such Holder and holders of Senior Debt as provided in this Article and appoints the Trustee its attorney-in-fact for any and all such purposes.

Section 4.07         Rights of Trustee as Holder of Senior Debt.  The Trustee shall be entitled to all the rights set forth in this Article with respect to any Senior Debt which may at the time be held by it, to the same extent as any other holder of Senior Debt; provided that nothing in this Article shall deprive the Trustee of any rights as such holder and provided further that nothing in this Article shall apply to claims of, or payments to, the Trustee under or pursuant to Section 6.7 of the Base Indenture.

Section 4.08         Article Applicable to Paying Agents.  In case at any time any Paying Agent other than the Trustee shall have been appointed by the Company and be then acting under the Base Indenture with respect to the Notes, the term “Trustee” as used in this Article shall in such case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if the Paying Agent were named in this Article in addition to or in place of the Trustee, provided, however, that Sections 4.05 and 4.07 shall not apply to the Company or any Affiliate of the Company if the Company or such Affiliate acts as Paying Agent.

Section 4.09         Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Debt.  No right of any present or future holders of any Senior Debt to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions, and covenants hereto, regardless of any knowledge which any such holder may have or be otherwise charged with. The holders of Senior Debt may, at any time or from time to time and in their absolute discretion, change the manner, place, or terms of payment, change or extend the time of payment of, or renew or alter, any such Senior Debt, or amend or supplement any instrument pursuant to which any such Senior Debt is issued or by which it may be secured, or release any security, or exercise or refrain from exercising any other of their rights under the Senior Debt including, without limitation, the waiver of default, all without notice to or assent from the Holders of the Notes or the Trustee and without affecting the obligations of the Company, the Trustee, or the Holders of the Notes under this Article.

Section 4.10         Modification of Subordination Provisions.  Anything contained herein or in the Base Indenture to the contrary notwithstanding, no modification or amendment and no supplemental indenture shall modify the subordination provisions of this Article 4 in a manner that would adversely affect the holders of Senior Debt.

Section 4.11         Application of Money Collected.  With respect to the Notes, notwithstanding Section 5.6 of the Base Indenture, any money collected by the Trustee pursuant to Article 5 of the Base Indenture shall be applied in the following order (but otherwise in accordance with Section 5.6 of the Base Indenture):

FIRST: To the payment of all amounts due the Trustee under Section 6.7 of the Base Indenture;

SECOND: To the payment of amounts then due and unpaid to the holders of Senior Debt, to the extent required by this Article 4; and

THIRD: To the payment of the amounts then due and unpaid for principal of and any premium and interest on the Securities in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal and any premium and interest, respectively.

ARTICLE 5
EVENTS OF DEFAULT

Section 5.01         Appointment of a Receiver.  In addition to the Events of Default set forth in Section 5.1 of the Base Indenture, an Event of Default shall occur with respect to the Notes, in the event a receiver, conservator or similar official is appointed for the Company’s principal banking subsidiary (which, for the avoidance of doubt, as of the date of this First Supplemental Indenture, is LegacyTexas Bank).  Such Event of Default shall be treated for all purposes under the Indenture as if it were an Event of Default under Section 5.1(1) of the Base Indenture.

ARTICLE 6
FORM OF NOTES

Section 6.01         Form of Notes.  The Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the forms attached as Exhibit A hereto, with such changes therein as the officers of the Company executing the Notes (by manual or facsimile signature) may approve, such approval to be conclusively evidenced by their execution thereof.

ARTICLE 7
ISSUE OF NOTES

Section 7.01         Original Issue of Notes.  Notes having an aggregate principal amount of $75,000,000 may from time to time, upon execution of this First Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Notes to or upon the written order of the Company pursuant to Section 3.3 of the Base Indenture without any further action by the Company (other than as required by the Base Indenture).

Section 7.02         Further Issues of Notes.  The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

ARTICLE 8
IMMUNITY OF STOCKHOLDERS, EMPLOYEES, AGENTS, OFFICERS AND DIRECTORS

Section 8.01         Indenture and Notes Solely Corporate Obligations.  No recourse for the payment of the principal of or interest on any Note, or for any claim based thereon or otherwise in respect thereof, shall be had against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor corporation; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this First Supplemental Indenture and the issue of the Notes.

ARTICLE 9
MISCELLANEOUS

Section 9.01         Ratification of Indenture.  The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 9.02         Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

Section 9.03         New York Law To Govern.  THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 9.04         Separability.  In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, then, to the extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 9.05         Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, as of the day and year first written above.

LEGACYTEXAS FINANCIAL GROUP, INC.

By:	/s/ Scott A. Almy
	Name:	Scott A. Almy
	Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION

as Trustee

By:	/s/ Brad Hounsel
	Name:	Brad Hounsel
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

GLOBAL NOTE

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO IN THIS SECURITY AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR ITS NOMINEE.  THIS SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE OR A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.  EVERY SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY FEDERAL OR OTHER GOVERNMENTAL AGENCY.

LEGACYTEXAS FINANCIAL GROUP, INC.

5.50% Fixed-to-Floating Rate Notes due December 1, 2025

ISIN: US52472EAA73	CUSIP: 52472E AA7

No. R-1	$75,000,000

LegacyTexas Financial Group, Inc., a corporation duly organized and existing under the laws of the State of Maryland (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns the principal sum as set forth in the Schedule of Increases or Decreases in Note attached hereto on December 1, 2025 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon, as hereinafter set forth.

The Notes will bear interest at a fixed rate of 5.50% per annum from and including November 23, 2015 to but excluding December 1, 2020 (the “Fixed Rate Period”). Interest accrued on the Notes during the Fixed Rate Period will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2016 (each such date a “Fixed Rate Interest Payment Date”). The interest accrued during the Fixed Rate Period will be paid to each holder in whose name a Note is registered at the close of business on May 15 and November 15 (whether or not a Business Day) immediately preceding the applicable Fixed Rate Interest Payment Date.

The Notes will bear a floating interest rate from and including December 1, 2020 to but excluding the Maturity Date or earlier redemption (the “Floating Rate Period”).  The floating interest rate will be equal to the then-current three-month LIBOR on the determination date of the applicable interest period plus 389 basis points.  Interest accrued on the Notes during the Floating Rate Period will be payable quarterly in arrears on March 1, June 1, September 1, and December 1 of each year (each such date, a “Floating Rate Interest Payment Date”, together with a “Fixed Rate Interest Payment Date”, an “Interest Payment Date”). The interest accrued during the Floating Rate Period will be paid to each holder in whose name a Note is registered at the close of business on the February 15, May 15, August 15, and November 15 (whether or not a Business Day) immediately preceding the applicable Floating Rate Interest Payment Date.

‘‘LIBOR’’ means the rate as published by Bloomberg (or another commercially available source providing quotations of such rate as selected by the Company from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the relevant quarterly interest period, as the rate for dollar deposits in the London interbank market with a three-month maturity. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Company.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months from and including November 23, 2015 to but excluding December 1, 2020, and, thereafter, a 360-day year and the number of days actually elapsed.

In the event that any scheduled Interest Payment Date for the Notes falls on a day that is not a Business Day, then payment of interest payable on such Interest Payment Date will be postponed to the next succeeding day which is a Business Day (and no interest on such payment will accrue for the period from and after such scheduled Interest Payment Date).

In the event that the Maturity Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding day that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date).  Interest due on the Maturity Date (whether or not an Interest Payment Date) of any Notes will be paid to the Person to whom principal of such Notes is payable.

Payment of the principal of and interest on this Note will be made at the office or agency of the Company maintained for that purpose in Dallas, Texas, which shall initially be the principal office of the Trustee located therein, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto at such address as shall appear in the Security register (subject to surrender of the relevant Note in the case of a payment of interest on the Maturity Date).

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or facsimile signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 23, 2015

LEGACYTEXAS FINANCIAL GROUP, INC.

By:
Name:
Title:

Attest by:
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 23, 2015

U.S. BANK NATIONAL ASSOCIATION
As Trustee
By:
Name:
Title:

REVERSE OF NOTE

LEGACYTEXAS FINANCIAL GROUP, INC.

This Note is one of a duly authorized issue of securities of the Company (herein called the “Note”), issued and to be issued in one or more series under an Indenture (the “Base Indenture”), dated as of November 23, 2015, between the Company and U.S. Bank National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee), as amended and supplemented by the First Supplemental Indenture between the Company and the Trustee (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) dated as of November 23, 2015, to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $75,000,000. The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling (to the extent permitted by law).

All terms used in this Note that are defined in the Indenture shall have the meaning assigned to them in the Indenture.

The Company may, at its option, beginning with the Interest Payment Date of December 1, 2020, but not prior thereto, and on any Interest Payment Date thereafter, redeem the Notes, in whole or in part, subject to obtaining the prior approval of the FRB to the extent such approval is then required under the rules of the FRB, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes may not otherwise be redeemed prior to the Maturity Date, except that the Company may also, at its option, redeem the Notes before the Maturity Date in whole, at any time, or in part from time to time, upon the occurrence of (i) a Tax Event, (ii) a Tier 2 Capital Event, or (iii) the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended, in each case, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

The Notes will not be redeemable at the option of the Company except as set forth in Article 3 of the Supplemental Indenture.  Notice of redemption shall be given in accordance with Article XI of the Base Indenture.  Any partial redemption of the Notes will be made pro rata among all of the Holders of the Notes. Notice of redemption of the Notes to be redeemed at the election of the Company shall be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company; provided, however, that the Company shall have delivered to the Trustee, at least five Business Days prior to the giving of notice of redemption, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in Article XI of the Base Indenture. Any notice of redemption may be conditional at the Company’s discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied.

The Notes are not subject to repayment at the option of the Holders of the Notes. The Notes are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Notes shall occur and be continuing, the principal of the Notes shall become immediately due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes affected thereby and at the time Outstanding.  The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SAID STATE.

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to:

(Insert assignee’s social security or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                  as agent to transfer this Security on the books of the Company.  The agent may substitute another to act for him.

Your Signature:
(Sign exactly as your name appears on the other side of this Security)

Your Name:

Date:

Signature Guarantee:	*

* NOTICE: The Signature must be guaranteed by an Institution which is a member of one of the following recognized signature Guarantee Programs: (i) The Securities Transfer Agent Medallion Program (STAMP); (ii) The New York Stock Exchange Medallion Program (MNSP); (iii) The Stock Exchange Medallion Program (SEMP); or (iv) such other guarantee program acceptable to the Trustee.

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN NOTE

The initial principal amount of this Note is $75,000,000.  The following increases or decreases in the principal amount of this Note have been made:

Date	Amount of decrease in principal amount of this Note	Amount of increase in principal amount of this Note	Principal amount of this Note following such decrease or increase	Signature of authorized signatory of Trustee